Exhibit 99.1

NEWS RELEASE

Media Contacts:
Kathy Stahlman, @Road (510) 870-1144 kstahlman@road-inc.com

Roni Singleton, Nextel Communications (703) 433-3109 roni.singleton@nextel.com

Sarah Simpson, Waste Management (713) 394-2154 ssimpson@wm.com

Waste Management Improves Route Services with @Road Mobile Resource Management
Service on Nextel’s Nationwide Wireless Packet Data Network

@Road GeoManagerSM, Pocket Edition Deployed on 1,800 Nextel Phones Delivers
Real-time Mobile Asset Management

FREMONT, CA and RESTON, VA – June 30, 2003 – Waste Management, a nationwide provider of collection, landfill, recycling and other related services, has equipped 1,800 of its mobile workers in 12 U.S. markets with Nextel Communications’ (NASDAQ: NXTL) assisted GPS-enabled (Global Positioning System) phones by Motorola and the @Road mobile resource management service. Dubbed “WasteRoute”, Waste Management is using GPS technology and mobile phones to redesign its service routes, which in turn will improve efficiency, decrease noise and congestion in residential areas during certain times of the day, and reduce operations costs.

Waste Management has deployed the @Road GeoManagerSM, Pocket Edition service on Motorola i58sr phones for Nextel. The i58sr is equipped with assisted GPS capabilities and is JavaTM technology-enabled. Operating on Nextel’s all-digital packet data network, the @Road mobile resource management (MRM) solution also allows dispatchers to:

•	Monitor driver activities to aid in route adherence and time management using maps and reports;
•	Quickly locate and manage mobile workers;
•	Receive job status reports from the field;
•	Document activity to evaluate efficiency and utilization of assets;
•	Easily view and retrieve data using a standard Internet browser; and
•	Communicate with mobile workers.

“Previously our workers collected activity and location information manually,” said Alex Popov, director of fleet services and logistics for Waste Management. “With the @Road/Nextel solution we are redesigning our service routes to reduce route overlaps and redundancies. The @Road mobile resource management service increases our drivers’ efficiency, and as a bonus to the communities we serve, we will minimize unnecessary noise and truck congestion in residential areas.”

“The @Road GeoManager, Pocket Edition service using Nextel phones offers enterprise customers such as Waste Management a complete solution to deliver real-time information and increase the productivity and responsiveness of their mobile workforces,” said Henry Popplewell, vice president, Transportation and Distribution for Nextel Communications. “Nextel’s wireless business solutions provide access to our integrated voice and packet data network, enabling the enterprise to access a wide range of customizable applications to help meet their management needs.”

“Our new service provides innovative applications, such as instant data integration into customer databases, and is designed to penetrate new markets, of which routing optimization for residential waste management services is an example,” said Krish Panu, president and CEO of @Road. “We look forward to continuing our deployment with Waste Management as well as finding additional successes by jointly marketing the GeoManager, Pocket Edition service with Nextel.”

Nextel’s Wireless Business Solutions platform, coupled with the @Road service, combines applications, services, tools and the support companies need to achieve high performance by delivering real-time information to mobile decision makers at any location, enabling quick response among workers in the field and streamlining operations through faster exchange of information.

About GeoManagerSM, Pocket Edition

Launched in March 2003, the GeoManager, Pocket Edition service can be readily provisioned to a wireless handset by downloading @Road software from the Nextel website. With GeoManager, Pocket Edition service, a Java application runs in the background of a worker’s GPS-enabled wireless telephone. The application collects activity and location information and automatically transmits the data over Nextel’s all-digital 2.5G wireless network to @Road data centers. Customers can use any Internet-connected computer to access the data, including downloadable reports configured to show location information. For example, Waste Management plans to import the location reports into its proprietary routing application, which logically optimizes the company’s routes.

About Waste Management

Waste Management, Inc. is its industry’s leading provider of comprehensive waste management services. Based in Houston, TX, the company serves municipal, commercial, industrial and residential customers throughout North America.

About Nextel

Nextel Communications, a Fortune 300 company based in Reston, Va., is a leading provider of fully integrated wireless communications services and has built the largest guaranteed all-digital wireless network in the country covering thousands of communities across the United States. Nextel and Nextel Partners, Inc., currently serve 198 of the top 200 U.S. markets. Through recent market launches, Nextel and Nextel Partners service is available today in areas of the U.S. where approximately 240 million people live or work.

About @Road

@Road (NASDAQ: ARDI) is a leading provider of mobile resource management (MRM) services, a rapidly growing category of productivity solutions integrating wireless communications, location technologies, hosted software applications, transaction processing and the Internet to help companies better manage mobile workers. Any size organization, in any industry or public sector, in which improving the productivity of mobile workers has an impact on revenue, expenses, customer service and competitive advantage, will benefit from @Road MRM services. Because @Road offers MRM services on a hosted basis, customers avoid expensive and complex software and IT infrastructure investments. Since @Road delivers services on a subscription basis, customers experience an immediate and measurable return-on-investment.

@Road delivers its MRM services to more than 100,000 mobile workers in North America every day. The company has headquarters in Fremont, CA, and secure networked data centers on both U.S. coasts. For more information, visit the @Road web site at www.road.com.

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Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the limited operating history of @Road, the ability of @Road to successfully deploy and support the GeoManager, Pocket Edition and other services described in this press release, dependence of @Road on mobile data systems technology, wireless networks, network infrastructure and positioning systems owned and controlled by others, and general economic and political conditions. Further information regarding these and other risks is included in the @Road Report on Form 10-K dated March 31, 2003 and in its other filings with the Securities and Exchange Commission. @Road undertakes no obligation to update the forward-looking statements contained in this press release.

@Road is a registered trademark of At Road, Inc. The @Road logo and GeoManager are trademarks and/or service marks of At Road, Inc. All other trademarks and service marks are the property of their respective owners.

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